ARNOLD P. GUTTENBERG, P.C.
                               ATTORNEY AT LAW
                         1777 South Harrison Street
                                 Suite 1110
                           Denver, Colorado 80210
                                (303)758-0073
                             Fax: (303)782-8107





                         FEE AGREEMENT


     The law firm of ARNOLD P. GUTTENBERG, P.C. agrees to represent ShareCom, Inc. to render expert tax and corporate advice and various ongoing legal services, excluding any securities law advice or services. I recognize my professional obligation to provide you with high quality legal services. An integral component of my standards is my obligation to keep you informed of all significant developments in this matter.

     As standard practice, I like my clients to understand and agree with the financial aspects of our professional relationship in order that no misunderstandings arise at a later date. My firm's policies are set forth below.

     A.   Determining the Fee

     According to the rules which govern the professional conduct of lawyers, fees are to be determined on the bases of time spent, skill and experience, the results obtained, the time limitations imposed by the client or by the circumstances, the nature and length of the professional relationship with the client and whether the fee is fixed or contingent.

     Generally, these fees are calculated primarily based on minimum hourly rates for the lawyer or legal assistant involved. The current billing rate for my time is $225 per hour and the current billing rate for my assistant's time is $75 per hour. In lieu of hourly fees, I shall receive 53 shares of ShareCom, Inc. In addition, as a result of the post-transaction with Anonymous Data Corp., I shall receive 150,000 shares of Anonymous Data Corp., which shares shall be registered under a Registration Form S-8, for all services rendered thirty (30) days after the closing of the transaction.

     My legal assistant may do some of the work. Although she is not a lawyer, she has undergone substantial training to enable her to perform certain kinds of services that would otherwise need to be performed by lawyers. All work performed by my legal assistant is supervised by me. The use of my legal assistant allows us to deliver quality legal services to you at a lower cost.

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     B.   Retainer

     No retainer fee shall be paid.

     C.   Costs

     The client agrees to pay all costs expended on the client's behalf which may include court fees, long distance phone calls, service of process fees, deliveries, travel expenses, fax and copy machine charges and a variety of others. It is understood that while acting as your lawyer, I have the authority to use my best judgment in making such expenditure on your behalf.

     D.   Periodic  Billings  for  Legal  Services,  Terms  of  Payment   and
          Collection Charges

     Unless we have made other arrangements, it is my policy to send statements for legal services on a monthly basis. These are generally mailed at the first of the month following the latest date covered in the statement. Fees and/or costs are due and payable no later than 30 days from the date of billing.

     It is my practice to bill clients for services on a monthly basis. The statements which will be sent to you after the end of each month will include a summary of the legal services and the client costs incurred during the month. I would appreciate payment for services and expenses within thirty
(30) days from receipt of each statement. Subsequent bills will carry an interest charge at the rate of eighteen percent (18%) annually. If the nature of the matter is such that we anticipate substantial advances, we will require a separate deposit for such purposes. Also, substantial individual terms such as expert witness fees, the costs of deposition transcripts, printing costs, etc. may be billed directly to you by the vendor or such services. If collection efforts become necessary on any statement, my firm will be entitled to the costs of collection, including reasonable attorney fees.

     Client grants attorney a lien on all claims in which attorney represents client under this agreement, for any sums due and owing to attorney at the termination of attorney's services. This lien will attach to any money or property recovered by client. Attorney shall also have a lien on client records, money, or property in attorney's possession for any sums due and owing to attorney at the termination of attorney's services.

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     E.        Client's Duties

     Client agrees to tell attorney the truth, to cooperate with attorney, to keep attorney informed of any developments that are relevant to the case, to faithfully comply with this agreement, to pay attorney's fees on time, and to keep attorney advised of client's address and telephone number and any changes of such address or telephone number.

     F.   Termination and Withdrawal

     Client may terminate this agreement at any time. Attorney may withdraw from the case with client's consent or without client's consent for good cause, such as failure to comply with client's duties as provided above, refusal to pay any increased rates for hourly rates, costs, and expenses, failure to follow attorney's advice on any matter material to client's case, or if circumstances arise that would render attorney's continuing representation unlawful or unethical.

     Upon the termination of attorney's services, whether terminated by client or by attorney, all unpaid charges shall immediately become due and payable to attorney. Attorney will likewise deliver to client all records of the case and all property of client in attorney's possession, except those subject to any lien.

     G.   Disclaimer of Guarantee

     Attorney will use attorney's best efforts in representing client but makes no promises or guarantees regarding the outcome of client's case. Attorney's comments regarding the outcome of the case are mere expressions of opinion. Neither does attorney guarantee any time frame within which client's case will be resolved.

     H.   Non-completion

     The firm retains the right to withdraw from the case at any time without notice. Any fees paid by the client shall be returned, less a reasonable amount for services rendered. The client retains the right to terminate the employment of the firm at any time without notice.

     I.   Additional Provisions
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THIS FEE AGREEMENT IS AGREED TO AND GUARANTEED  By:SHARECOM
INC.

     AGREED TO THIS 4th day of September, 2001.


                         /s/ Brad Nordling
                         _____________________________________
                         Brad Nordling

ARNOLD P. GUTTENBERG, P.C.


By:/s/ Arnold Guttenberg
    ARNOLD P. GUTTENBERG, #9003